EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-248946 on Form S-8 and Registration Statement Nos. 333-279115 and 333-279117 on Form S-3 of our reports dated February 19, 2026 relating to the financial statements of Broadstone Net Lease, Inc. and the effectiveness of Broadstone Net Lease, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Rochester, New York
February 19, 2026